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                                                                    EXHIBIT 15-9



October 15, 1998

The Detroit Edison Company
Detroit, Michigan

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of The Detroit Edison Company and subsidiaries for the three month periods ended March 31, 1998 and 1997 and the three and six-month periods ended June 30, 1998 and 1997, as indicated in our reports dated April 27, 1998 and July 27, 1998, respectively; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our reports referred to above, which were included in your Quarterly Reports on Form 10-Q for the quarters ended March 31, 1998 and June 30, 1998, are being used in this Registration Statement.

We also are aware that the aforementioned reports, pursuant to Rule 436(c) under the Securities Act of 1933, are not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.



Deloitte & Touche LLP
Detroit, Michigan
October 15, 1998